UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2022

PARTS iD, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38296	81-3674868
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Corporate Drive

Suite C

Cranbury, New Jersey 08512

(Address of Principal Executive Offices, including Zip Code)

(609) 642-4700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Class A Common Stock	ID	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed on a Current Report on Form 8-K filed with the SEC on October 26, 2022, on October 21, 2022 (the “Closing Date”), PARTS iD, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with JGB Collateral, LLC, a Delaware limited liability company, in its capacity as collateral agent (the “Agent”) and the several financial institutions or entities that from time to time become parties to the Loan Agreement as lenders (collectively, the “Lender”). Capitalized terms not defined herein shall have meaning assigned to them in the Loan Agreement.

The Loan Agreement provided for term loans in an aggregate principal amount of up to $11.0 million under two tranches. The tranches consist of (i) a first tranche consisting of term loans in the aggregate principal amount of $5.5 million, of which the entire amount was funded to the Company on the Closing Date (the “Initial Term Loan Advance”); and (ii) a second tranche consisting of term loans in the aggregate principal amount of an additional $5.5 million, which may funded to the Company by the Lender in its sole and absolute discretion (subject to the terms and conditions of the Loan Agreement) until the date that is six months after the Closing Date (the “Second Term Loan Advance” and together with the Initial Term Loan Advance, the “Term Loan Advances”). Each of the Term Loan Advances will be issued with an original issue discount of $500,000.

In addition, under the Loan Agreement, the Company covenanted to maintain consolidated quarterly net revenue (as determined in accordance with GAAP and as set forth in the Company’s financial statements) of at least $75,000,000, measured as of the last day of each calendar quarter commencing with the calendar quarter ended September 30, 2022 (the “Consolidated Quarterly Net Revenue Covenant”). Failure to comply with the Consolidated Quarterly Net Revenue Covenant will constitute an Event of Default under the Loan Agreement. Pursuant to the terms of the Loan Agreement, upon the occurrence and during the continuation of an Event of Default, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall upon the election of the Agent or the Lender bear interest at the Term Loan Interest Rate (i.e., eight percent (8%) per annum), plus five (5) percentage points (the “Default Interest”). Moreover, upon and during the continuance of any one or more Events of Default, the Agent may, at its option, accelerate and demand payment of all or any part of the Secured Obligations and declare them to be immediately due and payable (the “Acceleration Remedy”).

In connection with the entry into the Loan Agreement, with respect to the Initial Term Loan Advance, the Company issued to the Lender a warrant (the “Warrant”) to purchase 1,000,000 shares (the “Warrant Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”). The Warrant will be exercisable for a period of five years from the date of issuance at a per-share exercise price equal to $2.00, subject to certain adjustments as specified in the Warrant. If the Company seeks and obtains the Second Loan Term Advance in accordance with the terms of the Loan Agreement, the Company will issue another Warrant to the Lender to purchase 1,000,000 shares of the Company’s Common Stock at a per-share exercise price equal to $2.00 and otherwise on the same terms and conditions as the Warrant issued with respect to the Initial Term Loan Advance. The Warrant also provides for customary shelf and piggyback registration rights with respect to the Warrant Shares.

The Company has notified the Agent and the Lender that it will not be in compliance with the Consolidated Quarterly Net Revenue Covenant for the calendar quarter ended December 31, 2022. The Company, the Agent and the Lender are in active negotiations for the Agent and the Lender to waive the Event of Default triggered by the Company not being in compliance with the Consolidated Quarterly Net Revenue Covenant for the calendar quarter ended December 31, 2022 and any penalties or remedies associated therewith, including the Default Interest and the Acceleration Remedy. Such waiver could extend to the Company a to be determined grace period to return to compliance with the Quarterly Net Revenue Covenant and could also grant the Company an extension with respect to its obligation to file a registration statement in relation to the Warrant Shares. As a result of the Event of Default triggered by the Company not being in compliance with the Consolidated Quarterly Net Revenue Covenant for the calendar quarter ended December 31, 2022, the Company has $5,507,333.33 immediately due and payable under the Loan Agreement, unless a forbearance agreement is reached with the Agent and the Lender. Negotiations with the Agent and the Lender remain ongoing, and the Company cannot provide any assurance as to the outcome of these negotiations.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed as part of this report:

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PARTS ID, INC.

Date: January 6, 2023	By:	/s/ Antonino Ciappina
		Name:	Antonino Ciappina
		Title:	Chief Executive Officer

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